Exhibit 4.4
RESTATED
CERTIFICATE OF TRUST
OF
USB CAPITAL VIII
     THIS RESTATED CERTIFICATE OF TRUST of USB CAPITAL VIII (the “Trust”), dated as of December 23, 2005, is being duly executed and filed by the undersigned, as trustees, to amend and restate under the Delaware Statutory Trust Act (12 Del. C. (Section) 3801 et seq.) the Certificate of Trust of the Trust which was originally filed on April 27, 2005.
     The Certificate of Trust is hereby amended and restated in its entirety to read as follows:
     1. NAME. The name of the statutory trust is USB Capital VIII.
     2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street Wilmington, Delaware 19890.
     3. EFFECTIVE DATE. This Restated Certificate of Trust shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Restated Certificate of Trust as of the date first above written.

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Denise M. Geran
	Name:	Denise M. Geran
	Title:	Vice President

/s/ David M. Moffet
David M. Moffett, as Administrative Trustee

/s/ Daryl N. Bible
Daryl N. Bible, as Administrative Trustee

/s/ Lee R. Mitau
Lee R. Mitau, as Administrative Trustee